Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

November 18, 2014

Walgreen Co.

Walgreens Boots Alliance, Inc.

108 Wilmot Road

Deerfield, Illinois 60015

Re: Current Report on Form 8-K filed on November 18, 2014

Ladies and Gentlemen:

We have acted as special counsel to Walgreen Co., an Illinois corporation (the “Company”), and its wholly owned subsidiary, Walgreens Boots Alliance, Inc., a Delaware corporation (the “Subsidiary”), in connection with the issuance and sale by the Subsidiary of $750,000,000 aggregate principal amount of Floating Rate Notes due 2016, $750,000,000 aggregate principal amount of 1.750% Notes due 2017, $1,250,000,000 aggregate principal amount of 2.700% Notes due 2019, $1,250,000,000 aggregate principal amount of 3.300% Notes due 2021, $2,000,000,000 aggregate principal amount of 3.800% Notes due 2024, $500,000,000 aggregate principal amount of 4.500% Notes due 2034 and $1,500,000,000 aggregate principal amount of 4.800% Notes due 2044 (collectively, the “Notes”), each series of which will be initially guaranteed by the Company (collectively, the “Guarantees”), pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated November 6, 2014, among the Subsidiary, the Company and Goldman, Sachs & Co., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several Underwriters (each as defined therein). The offer and sale of the Notes by the Underwriters have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to Post-Effective Amendment No. 1, filed on November 3, 2014 with the Securities and Exchange Commission, to the Registration Statement on Form S-3 (File No. 333-198773) (as so amended, the “Registration Statement”) filed on September 16, 2014 with the Securities and Exchange Commission, that was deemed automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder, including a base prospectus dated November 3, 2014, and a prospectus supplement dated November 6, 2014 (together, the “Prospectus”). The Notes will be issued in one or more series pursuant to an indenture, dated as of the date hereof (the “Indenture”), between the Subsidiary, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Officers’ Certificate Pursuant to Sections 3.1 and 3.3 of the Indenture of the Subsidiary dated the date hereof (the “Designated Officers’ Certificate”). The Guarantees are to be issued under a guarantee dated as of the date hereof (the “Guarantee Agreement” and together with the Notes, the Indenture, the Designated Officers’ Certificate and the Underwriting Agreement, the “Transaction Documents”), between the Company and the Trustee. The Indenture, form of Notes and form of Guarantee Agreement are filed as exhibits to the Company’s Current Report on Form 8-K dated the date hereof.

In our capacity as special counsel to the Company and the Subsidiary, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and Subsidiary or public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; and (d) all Notes and Guarantees will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus. We have assumed that the terms of the Notes and the Guarantees have been established so as not to, and that the execution and delivery by the parties thereto of the documents pursuant to which the Notes and Guarantees are governed and the performance of such parties’ obligations thereunder, will not, breach, violate, conflict with or constitute a default under (1) the organizational documents of any party or any agreement or instrument to which any party thereto is subject, (2) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company and the Subsidiary and the transaction pursuant to which the Notes are offered), (3) any judicial or regulatory order or decree of any governmental authority or (4) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied and will rely upon statements and representations of officers and other representatives of the Company, the Subsidiary and others.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Subsidiary, the Transaction Documents or the transactions governed by the Transaction Documents (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Subsidiary or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Illinois or the State of Delaware, we have relied upon the opinion letter, dated the date hereof, of Thomas J. Sabatino, Jr., Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary of the Company and Vice President and Secretary of the Subsidiary, which opinion letter is being filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated the date hereof. Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion, subject to the completion of the actions to be taken by the Company, the Subsidiary, the Trustee and the Underwriters prior to the sale of the Notes, (i) the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture and the Underwriting Agreement, will constitute the valid and binding obligations of the Subsidiary, enforceable against the Subsidiary in accordance with their respective terms, and (ii) the Guarantees, when duly issued in accordance with the terms of the Guarantee Agreement and the Underwriting Agreement, will constitute the valid and binding obligations of the Company, as guarantor, enforceable against the Company, as guarantor, in accordance with their respective terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the rights or remedies of creditors’ generally; (b) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity); (c) applicable law and public policy with respect to rights to indemnity and contribution; (d) an implied covenant of good faith and fair dealing; (e) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (f) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (g) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration, or (6) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or Guarantees and their governing documents.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of copies of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz